Exhibit 5.1

NACCARATO & ASSOCIATES
18301 Von Karman Avenue, Suite 430
Irvine, CA 92612
Telephone: (949) 851-9261 Facsimile: (949) 851-9262

June 16, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Family Room Entertainment Corporation
       Form SB-2/A Registration Statement

Dear Sir or Madam:

 We have acted as counsel for Family Room Entertainment Corporation, a New Mexico corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of an aggregate 72,708,333 shares of Family Room Entertainment Corporation (“FMLY”) common stock, including up to 49,375,000 shares of common stock issuable upon conversion of an aggregate of $2,000,000 in convertible debentures issued in connection with an November 17, 2004 subscription to the following investors: 1) up to 17,281,250 shares of common stock issuable to Longview Equity Fund, LP, 2) up to 8,640,625 shares of common stock issuable to the Longview fund LP, 3) up to 7,406,250 shares of common stock issuable to Longview International Equity fund, LP, 4) up to 8,640,625 shares of common stock issuable to Alpha Capital Aktiengesellschaft, 5) up to 2,468,750 shares of common stock issuable to Camden Internatinal, and 6) up to 4,937,500 shares of common stock issuable to Standard Resources Limited. This includes up to 15,625,000 reserve shares which are being registered to account for changes in market price. In connection with the convertible notes, the following common stock issuable upon the exercise of warrants at $0.15: 1)up to 8,166,666 shares to the Longview Equity fund, LP, 2) up to 4,083,334 shares of common stock issuable to the Longview fund, LP, 3) up to 3,500,000 shares of common stock issuable to the Longview International Equity fund LP, 4) up to 4,083,333 shares of common stock issuable to Alpha Capital Aktiengsellschaft, 5) up to 1,166,666 shares of common stock issuable to Camden International, and 6) up to 2,333,334 shares of common stock issuable to Standard Resources Limited.

  In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Owen Naccarato, Esq.
                        Naccarato & Associates